UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 29, 2020

Transcat, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-03905	16-0874418
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Vantage Point Drive, Rochester, New York		14624
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 par value	TRNS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2020, Transcat, Inc. (the “Company”) announced that Michael J. Tschiderer, Vice President of Finance, Chief Financial Officer, Treasurer and Corporate Secretary will retire, effective December 31, 2020. The Company also announced that James M. Jenkins will join the Company as General Counsel and Vice President of Corporate Development effective September 14, 2020.

Mr. Jenkins, age 56, is a partner at Harter Secrest & Emery LLP (“HSE”), a law firm located in New York State, having joined the firm in 1989 and serving as a partner since 1997. His practice focuses in the areas of corporate governance and general corporate law and securities law matters, including initial and secondary public offerings, private placements, mergers and acquisitions, and securities law compliance. He has provided counsel to the Company since 2001. Mr. Jenkins is a Chambers rated attorney and has served as the Chair of HSE’s Securities Practice Group since 2001 and as a member of the firm’s Management Committee from January 2007 to January 2013. Since 2018, he has been the Partner in Charge of HSE's New York City office. Mr. Jenkins also serves on the board of directors of Lakeland Industries, Inc. (Nasdaq: LAKE), a position he has held since 2016, having previously served in such role from 2012 to 2015. Mr. Jenkins holds a B.A. from the Virginia Military Institute and a J.D. from West Virginia University College of Law.

There was no arrangement or understanding between Mr. Jenkins and any other person with respect to his appointment as General Counsel and Vice President of Corporate Development, and there is no family relationship between him and any director or executive officer of the Company. Since March 31, 2018, there have been no transactions, nor are there any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a participant in which Mr. Jenkins, or any member of his immediate family, had, or will have, a direct or indirect material interest. The Company and Mr. Jenkins are not parties to an employment agreement.

Mr. Jenkins annual base salary as General Counsel and Vice President of Corporate Development is $250,000 and his target performance-based cash incentive award amount as a percentage of base salary under the Company's performance incentive plan is 40%. Payment of his performance-based cash incentive awards is based on the successful achievement of pre-established corporate and individual performance goals. Mr. Jenkins also will be eligible for long-term performance-based incentive compensation award opportunities. Mr. Jenkins will be eligible initially to receive shares of restricted stock based upon the attainment of the Company’s cumulative fully-diluted earnings per share (“EPS”) objectives over a three-year period. Thereafter, 50% of his award will be based upon the attainment of the EPS objectives and 50% will be time-vested.

Mr. Jenkins is subject to the Company's stock ownership objectives for executive officers and is eligible to participate in and/or receive benefits under the Company's standard benefit programs.

On July 29, 2020, the Company issued a press release announcing the retirement of Mr. Tschiderer and the appointment of Mr. Jenkins. The press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated July 29, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: July 30, 2020	By:	/s/ Lee D. Rudow
Lee D. Rudow
President and Chief Executive Officer